Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals Inc. 650-266-3716

Sunesis Pharmaceuticals Reports Second Quarter 2018 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., August 7, 2018 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the quarter ended June 30, 2018. Loss from operations for the three and six months ended June 30, 2018 was $6.6 million and $13.7 million. As of June 30, 2018, cash, cash equivalents and marketable securities totaled $20.4 million. This capital is expected to fund the company into the first quarter of 2019.

“During the second quarter, we continued to focus on advancing our Phase 1b/2 trial evaluating our lead program, the non-covalent BTK inhibitor vecabrutinib, to help patients who have developed resistance to covalent BTK inhibitors such as ibrutinib,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “Specifically, we have added clinical sites, including the recent additions of Memorial Sloan Kettering Cancer Center and Moffitt Cancer Center, and strengthened our development team. We also entered into a financing facility with Aspire Capital to provide us with another flexible financing tool to support our development programs. We expect to present an update on our ongoing vecabrutinib trial at the annual American Society of Hematology meeting.”

Recent Highlights

•

Strengthened Senior Management Team. In July 2018, the Company announced three key new management appointments as part of its expanded development team. Deepali Suri, a former Executive Director at Pharmacyclics (an AbbVie Company), was appointed Vice President, Clinical Operations and Sean Gharpurey joined as Executive Director, Project Management. Stephen Nava was promoted to Vice President, Quality Assurance, Compliance and Regulatory Affairs.

•

Entered into $15.5 Million Common Stock Purchase Agreement with Aspire Capital Fund, LLC. In June 2018, Sunesis entered into a Common Stock Purchase Agreement (CSPA) of up to $15.5 million with Aspire Capital. Under the terms of the Agreement, Aspire made an initial investment via purchase of $500,000 worth of SNSS common shares at a price of $2.19 per common share. In addition, Aspire committed to purchasing up to an additional $15 million of common shares of Sunesis at Sunesis’ request from time to time during a 24-month period, at prices based on the market price at the time of each sale. As consideration for Aspire’s obligations under the CSPA, Sunesis also issued 212,329 shares of common stock to Aspire as a commitment fee.

•

Presented Pre-clinical Data Demonstrating Activity of Vecabrutinib at EHA Annual Meeting. In June, the laboratory of Professor Gilles Salles at the Université Claude Bernard de Lyon presented preclinical validation of vecabrutinib activity at the 23rd Congress of the European Hematology Association (EHA) in Stockholm, Sweden. The data demonstrated the activity of Sunesis’ non-covalent BTK inhibitor vecabrutinib in BTK-dependent lymphomas, including lymphoma cell lines overexpressing mutated BTK C481S. In addition, a Sunesis-supported study led by Professor Paolo Ghia for the European Research Initiative on CLL (ERIC) assessed the real-world prevalence of BTK C481 and PLCγ2 mutations in CLL patients relapsing under ibrutinib. Approximately half of the relapsed patients had BTK C481S mutations.

Financial Highlights

•

Cash, cash equivalents, and marketable securities totaled $20.4 million as of June 30, 2018, as compared to $31.8 million as of December 31, 2017. This capital is expected to fund the company into the first quarter of 2019. The 6-month decrease of $11.4 million was primarily due to $12.4 million of net cash used in operating activities, partially offset by $1.1 million in net cash flows from financing activities.

•	Net cash flows from financing activities comprised $0.8 million in proceeds from the issuance of common stock and $0.3 million in proceeds from stock option exercises and ESPP stock purchases.
•	Subsequent to June 30, 2018, the Company raised an additional $2.6 million in net cash proceeds from a combination of the Aspire CSPA and the Cantor Fitzgerald Controlled Equity Offering facility.
•

Research and development expense was $3.8 million and $7.7 million for the three and six months ended June 30, 2018, as compared to $4.9 million and $11.1 million for the same periods in 2017, primarily relating to the vecabrutinib and the vosaroxin development program in each period. The decreases of $1.1 million and $3.4 million between the comparable periods from last year was primarily due to decreases in salary and personnel expenses due to lower headcount, and decrease in professional services and clinical trials expenses related to higher expenses incurred in the second quarter of 2017 due to the MAA with the EMA.

•

General and administrative expense was $2.8 million and $6.2 million for the three and six months ended June 30, 2018, as compared to $3.7 million and $7.6 million for the same periods in 2017. The decreases of $0.9 million and $1.4 million between the comparable periods in 2017 were primarily due to reduced personnel and commercial expenses.

•

Interest expense was $0.3 million and $0.6 million for the three and six months ended June 30, 2018, as compared to $0.3 million and $0.8 million for the same periods in 2017. The decreases were primarily due to the decrease in the outstanding notes payable.

•

Cash used in operating activities was $12.4 million for the six months ended June 30, 2018, as compared to $20.5 million for the same period in 2017. Net cash used in the 2018 period resulted primarily from the net loss of $14.1 million, partly offset by net adjustments for non-cash items of $1.6 million and changes in operating assets and liabilities of $0.1 million. Net cash used in the six months ended June 30, 2017, resulted primarily from the net loss of $18.7 million and changes in operating assets and liabilities of $3.9 million, partly offset by net adjustments for non-cash items of $2.1 million.

•

Sunesis reported loss from operations of $6.6 million and $13.7 million for the three and six months ended June 30, 2018, as compared to $8.6 million and $18.0 million for the same periods in 2017.  Net loss was $6.8 million and $14.1 million for the three and six months ended June 30, 2018, as compared to $8.8 million and $18.7 million for the same periods in 2017.

Conference Call Information

Sunesis will host a conference today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 5198125. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing new therapeutics for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase-inhibitor pipeline, with an emphasis on establishing proof of concept that its oral non-covalent BTK-inhibitor vecabrutinib is effective in ibrutinib-resistant chronic lymphocytic leukemia. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies who have progressed after prior therapies. Beyond the development of vecabrutinib, the Company has two other kinase inhibitor programs, including Sunesis’ proprietary preclinical PDK1 inhibitor SNS-510, which is in preclinical development with an IND submission planned in 2019, and the Takeda-partnered pan-RAF inhibitor TAK-580, which is in a clinical trial for pediatric low-grade glioma.  PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK and SGK families. Sunesis is also seeking a partner to fund the completion of development for vosaroxin, a Phase 3 investigational product for relapsed or refractory AML.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’ cash sufficiency forecast, the continued development of vecabrutinib (SNS-062), including the timing of Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline, and planned development of SNS-510. Words such as “believe,” “expect,” “look forward,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis' clinical trials, including the vecabrutinib Phase 1b/2 trial, the risk that Sunesis' clinical or preclinical studies for vecabrutinib, SNS-510 or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis' clinical trials, that Sunesis' development activities for vecabrutinib or SNS-510 could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of vecabrutinib, or SNS-510 in the U.S. or Europe, and risks related to Sunesis' ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vecabrutinib, SNS-510 and other product candidates. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and Sunesis' other filings with the Securities and Exchange Commission.  Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
License and other revenue	$-	$-	$237	$669
Total revenues	-	-	237	669
Operating expenses:
Research and development	3,758	4,941	7,727	11,103
General and administrative	2,824	3,671	6,183	7,613
Total operating expenses	6,582	8,612	13,910	18,716
Loss from operations	(6,582)	(8,612)	(13,673)	(18,047)
Interest expense	(287)	(344)	(568)	(828)
Other income (expense), net	29	114	128	199
Net loss	(6,840)	(8,842)	(14,113)	(18,676)
Unrealized gain on available-for-sale securities	4	9	6	13
Comprehensive loss	$(6,836)	$(8,833)	$(14,107)	$(18,663)
Basic and diluted loss per common share:
Net loss	$(6,840)	$(8,842)	$(14,113)	$(18,676)
Shares used in computing basic and diluted loss per common share	34,417	21,521	34,381	21,276
Basic and diluted loss per common share	$(0.20)	$(0.41)	$(0.41)	$(0.88)

SUNESIS PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$17,028	$26,977
Marketable securities	3,397	4,773
Prepaids and other current assets	1,470	1,183
Total current assets	21,895	32,933
Property and equipment, net	16	20
Deposits and other assets	110	1,381
Total assets	$22,021	$34,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,553	$1,697
Accrued clinical expense	552	767
Accrued compensation	955	1,440
Other accrued liabilities	1,686	1,570
Notes payable	7,300	7,204
Total current liabilities	12,046	12,678
Other liabilities	-	112
Commitments
Stockholders’ equity:
Preferred stock	20,966	20,966
Common stock	4	3
Additional paid-in capital	635,973	633,436
Accumulated other comprehensive income (loss)	(1)	(7)
Accumulated deficit	(646,967)	(632,854)
Total stockholders’ equity	9,975	21,544
Total liabilities and stockholders’ equity	$22,021	$34,334

Note 1:  The consolidated balance sheet as of December 31, 2017 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.